Exhibit 10.1

SIXTH AMENDMENT to

THIRD AMENDED AND RESTATED Loan and security agreement

THIS SIXTH AMENDMENT To THIRD AMENDED AND RESTATED Loan and Security Agreement (this “Amendment”) is entered into November 9, 2011, by and between SILICON VALLEY BANK (“Bank”) and CROSSROADS SYSTEMS (TEXAS), INC., a Texas corporation (“Borrower”).

Recitals

A.          Bank and Borrower have entered into that certain Third Amended and Restated Loan and Security Agreement dated as of December 31, 2007, as amended by (i) that certain First Amendment to Third Amended and Restated Loan and Security Agreement dated February 11, 2008, (ii) that certain Second Amendment to Third Amended and Restated Loan and Security Agreement dated effective as of January 8, 2009, (iii) that certain Third Amendment to Third Amended and Restated Loan and Security Agreement dated effective as of July 29, 2009, (iv) that certain Fourth Amendment to Third Amended and Restated Loan and Security Agreement dated effective as of January 14, 2010, and (v) that certain Fifth Amendment to Third Amended and Restated Loan and Security Agreement dated effective as of December 29, 2010 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.          Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.          Borrower is currently in default of the Loan Agreement because of Borrower’s failure to satisfy the Tangible Net Worth financial covenant set forth in Section 6.7(ii) of the Loan Agreement for the months ending August 31, 2011 and September 30, 2011 (collectively, the “Existing Defaults”).

D.          Borrower has requested that Bank (i) waive the Existing Defaults, (ii) provide a term loan in the amount of $3,000,000, (iii) modify the financial covenants set forth in Sections 6.7(i) and (ii) of the Loan Agreement, and (iv) make certain other amendments as more particularly set forth herein.

E.          Although Bank is under no obligation to do so, Bank is willing to (i) so waive the Existing Defaults, and (ii) make the amendments as more particularly set forth herein, so long as Borrowers comply with the terms, covenants and conditions set forth in this Amendment in a timely manner.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Waiver. Subject to Section 7 below, Bank hereby waives the Existing Defaults. Except as provided in the above described default, Bank’s agreement to waive the Existing Defaults (1) in no way shall be deemed an agreement by the Bank to waive Borrower’s compliance with the above-described covenant as of all other dates, (2) shall not limit or impair Bank’s right to demand strict performance of the above-described covenant as of all other dates, and (3) shall not limit or impair Bank’s right to demand strict performance of all other covenants as of any date.

3.             Amendments to Loan Agreement.

3.1              Elimination of Letter of Credit Sublimit. Section 2.1(b) is hereby deleted in its entirety and replaced with the phrase “Intentionally Omitted.”

3.2              Term Loan. Section 2.1 of the Loan Agreement is hereby amended to include the following as a new clause (c) thereof:

(c)              Term Loan.

(i)              Availability. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan available to Borrower in no more than six (6) advances, each in a minimum amount of $500,000 (each a “Term Loan Advance”), or such lesser amount which remains unadvanced if such advance is the third and final Term Loan Advance. The Term Loan shall be available upon Borrower satisfying the conditions set forth in Section 3.5 of this Agreement. The Term Loan shall be available, subject to the terms and conditions of this Agreement, until March 31, 2012. After repayment, no amount of the Term Loan may be reborrowed.

(ii)              Repayment. Beginning on the first day of the next month following any Term Loan Advance and continuing on the first day of each month thereafter until the Term Loan Maturity Date for such Term Loan Advance, Borrower shall make monthly payments of principal and interest in an amount to be determined by Bank sufficient to fully amortize such Term Loan Advance in thirty-six (36) equal payments. All outstanding principal for the Term Loan, plus all accrued and unpaid interest thereon, shall be due and payable on the applicable Term Loan Maturity Date.

(iii)              Prepayment.

(A)              Involuntary. If the Term Loan is accelerated, whether by Bank or automatically according to the terms hereof, because of the occurrence and continuance of an Event of Default, Borrower shall thereupon pay to Bank, in addition to any other sums owing, the Term Loan Prepayment Fee, and such Term Loan Prepayment Fee shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

(B)              Voluntary. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by Bank under this Agreement, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Term Loan Prepayment Fee, and (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts. For the sake of clarity, no Term Loan Prepayment Fee is due if the Term Loan is prepaid on or after the second anniversary of the Closing Date.

3.3             Conditions Precedent to Term Loan Advances. The Loan Agreement is hereby amended to include the following as a new Section 3.5 thereof:

3.5             Conditions Precedent to Term Loan Advances. Bank’s obligations to make the initial Term Loan Advance, is subject to the following conditions precedent:

(a)              the representations and warranties in Section 5 of this Agreement shall be true, accurate, and complete in all material respects on the date on which on which the second Term Loan Advance is made; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b)              in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.4              Interest Rate. Section 2.3(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a)              Interest Rate.

(i)              Advances. Subject to Section 2.3(b), the principal amount outstanding for each Advance shall accrue interest at a floating per annum rate equal to the sum of (a) one quarter of one percent (0.25%), plus (b) the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii)              Term Loan Advances. Subject to Section 2.3(b), the principal amount of all Term Loan Advances outstanding under this Agreement shall accrue interest at a floating per annum rate equal to the sum of (a) two percent (2.0%), plus (b) the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

3.5              Fees. Section 2.4 of the Loan Agreement is hereby amended by the addition of the following as a new subparagraph (d) thereunder:

(d)              Term Loan Termination Fee. The Term Loan Prepayment Fee when due pursuant to the terms of Section 2.1(c).

3.6              Financial Covenants. Sections 6.7(i) and (ii) of the Loan Agreement are each hereby amended and restated in its entirety as follows:

(i)              Quick Ratio. A ratio of unrestricted cash and Cash Equivalents with Bank, plus unrestricted short and long-term investments, plus Accounts divided by Current Liabilities, plus the long term portion of the Term Loan, minus any Deferred Revenue which may be classified as a Current Liability of at least 1.40 to 1.00.

(ii)              Minimum Tangible Net Worth. Maintain a Tangible Net Worth of at least: (a) the sum of (i) $7,000,000, plus (ii) the Monthly Adjustment, plus (iii) the aggregate amount of all prior Monthly Adjustments, as tested for the months November, 2011, December, 2011 and January, 2012, (b) the sum of (i) $6,000,000, plus (ii) the Monthly Adjustment, plus (iii) the aggregate amount of all prior Monthly Adjustments, as tested for the months February, 2012, March, 2012 and April 2012, (c) the sum of (i) $4,500,000, plus (ii) the Monthly Adjustment, plus (iii) the aggregate amount of all prior Monthly Adjustments, as tested for the months May, 2012, June, 2012 and July 2012, and (d) the sum of (i) $4,000,000, plus (ii) the Monthly Adjustment, plus (iii) the aggregate amount of all prior Monthly Adjustments, as tested for the month August 2012 and each month thereafter.

3.7              Event of Default. Section 8.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

8.1              Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on, as applicable the Revolving Line Maturity Date or the Term Loan Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

3.8              Definitions (Section 13.1).

(a)               The following definitions set forth in Section 13.1 of the Loan Agreement are hereby amended and restated in their entirety:

“Borrowing Base” is the sum of (a) $2,000,000 (provided that Borrower maintains at least $5,000,000 in unrestricted cash with or through Bank at all times, plus (b) 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment base on events, conditions, contingencies or risks which, as determined by Bank, may adversely affect Collateral.

“Credit Extension” is any Advance, Term Loan Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Revolving Line Maturity Date” is December 27, 2012.

(b)               The Loan Agreement is hereby amended by the addition of the following as new defined terms in Section 13.1 thereof:

“Monthly Adjustment” means, as of the last day of each month, the sum of (a) 50% of Borrower’s Net Income for such month, plus (b) 50% of the cash proceeds received by Borrower from the sale of equity interests in Borrower, and plus (c) 50% of the amount received by Borrower from Subordinated Debt.

“Term Loan” is a term loan in an aggregate amount not to exceed Three Million Dollars ($3,000,000) outstanding at any time.

“Term Loan Advance” is defined in Section 2.1(c).

“Term Loan Closing Date” is November __, 2011

“Term Loan Maturity Date” is for each Term Loan Advance, a date thirty-six (36) months after such Term Loan Advance but no later than April 1, 2015.

“Term Loan Prepayment Fee” is an amount equal to: (i) two percent (2.0%) of the outstanding balance of the Term Loan if an Event of Default occurs or the Term Loan is repaid on or before the one-year anniversary of the Term Loan Closing Date, or (ii) one percent (1.0%) of the outstanding balance of the Term Loan if an Event of Default occurs or the Term Loan is repaid after the one-year anniversary of the Term Loan Closing Date, but on or before the two-year anniversary of the Term Loan Closing Date.

3.9              Compliance Certificate. The form of Compliance Certificate attached to the Loan Agreement as Exhibit D is hereby deleted and replaced with the form of Compliance Certificate attached hereto as Annex 1.

4.            Representations and Warranties. To induce Bank to enter into this Amendment, each Borrower hereby represents and warrants to Bank as follows:

4.1              Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default other than the Existing Defaults and the Anticipated Default, should the Anticipated Default become an Event of Default, has occurred and is continuing;

4.2              Each Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3              The organizational documents of each Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4              The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5              The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6              The execution and delivery by Borrower of this Amendment and the performance by each Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7              This Amendment has been duly executed and delivered by each Borrower and is the binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.            Release by Each Borrower.

5.1              FOR GOOD AND VALUABLE CONSIDERATION, each Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2              By entering into this release, each Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Each Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.3              This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Each Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.4              Each Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)               Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b)               Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)                The terms of this Amendment are contractual and not a mere recital.

(d)               This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e)                Each Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Each Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

6.                  Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.                  Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) the payment by Borrowers to Bank of a fully earned, non-refundable commitment fee (i) for the Term Loan in the amount of $10,000 and (ii) for the Revolving Line in the amount of $15,000.

8.                  Binding Loan Agreement. This Amendment shall be binding upon, and shall inure to the benefit of, the parties’ respective representatives, successors and assigns.

9.                  No Defenses. Each Borrower by its execution of this Amendment, hereby declares that it has no set-offs, counterclaims, defenses or other causes of action against Bank arising out of the Credit Extension, the modification of the Credit Extension, any documents mentioned herein or otherwise; and, to the extent any such setoffs, counterclaims, defenses or other causes of action may exist, whether known or unknown, such items are hereby waived by Borrower.

10.              Further Assurances. The parties hereto shall execute such other documents as may be necessary or as may be required, in the opinion of counsel to Bank, to effect the transactions contemplated hereby and the liens and/or security interests of all other collateral instruments, as modified by this Amendment. Each Borrower also agrees to provide to Bank such other documents and instruments as Bank reasonably may request in connection with the modification effected hereby.

11.              Enforceability. In the event the enforceability or validity of any portion of this Amendment, the Loan Agreement or any of the other Loan Documents is challenged or questioned, such provision shall be construed in accordance with, and shall be governed by, whichever applicable federal law or law of the State of California would uphold or would enforce such challenged or questioned provision.

12.              Choice of Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT FEDERAL LAWS PREEMPT THE LAWS OF THE STATE OF TEXAS.

13.              Future Amendments. This Amendment and the other Loan Documents may be amended, revised, waived, discharged, released or terminated only by a written instrument or instruments, executed by the party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any party.

THIS Amendment AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL LOAN AGREEMENT BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER HEREIN CONTAINED AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank By: /s/ Scott Downey Name: Scott Downey Title: Relationship Manager	CROSSROADS SYSTEMS (TEXAS), INC., a Texas corporation By /s/ Jennifer Crane Name: Jennifer Crane Title: CFO